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                                                                    EXHIBIT 11.1

           BIRNER DENTAL MANAGEMENT SERVICES, INC. AND SUBSIDIARIES

          Computation of Primary and Fully Diluted Earnings Per Share

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                                                                             Year Ended                Six Months Ended
                                       Inception (May 17, 1995)             December 31,                   June 30,
                                         to December 31, 1995                   1996                         1997
                                    -----------------------------------------------------------------------------------------
                                       Primary       Fully Diluted     Primary      Fully Diluted   Primary     Fully Diluted
                                    -----------------------------------------------------------------------------------------
Net (loss) income                        (160,255)       (160,255)       (335,278)      (335,278)     266,351      266,351

Weighted average common
  shares outstanding                    2,897,876       2,897,876       3,594,921      3,594,921    3,547,824    3,547,824

Plus - cheap stock options and
  warrants                                140,813         140,813         140,813        140,813      140,813      140,813

Plus - common stock equivalents      Anti-Dilutive   Anti-Dilutive   Anti-Dilutive  Anti-Dilutive     260,709      260,709


Adjusted weighted average common
  shares outstanding                    3,038,689       3,038,689       3,735,734      3,735,734    3,949,346   3,949,346

Net (loss) income per share          $      (0.05)   $      (0.05)   $      (0.09)    $    (0.09)  $     0.07  $     0.07
                                    -----------------------------------------------------------------------------------------
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